Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CWI SAWGRASS HOLDINGS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CWI SAWGRASS HOLDINGS, LLC (the “Company”) is entered into as of this 1st day of April, 2015, by CWI OP, LP, a Delaware limited partnership (the “CWI Member”), and CWI 2 OP, LP, a Delaware limited partnership (the “OP2 Member”).

SECTION 1

DEFINED TERMS

1.1                            The following capitalized terms shall have the meanings specified in this Section 1.  Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time.

“Affiliate” means, either (i) as to any Person, if applicable, any WP Carey Affiliate, or (ii) as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, as amended, restated or supplemented from time to time.

“Annual LLC Budget” has the meaning set forth in Section 5.2.3.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Book Value” means for any asset the asset’s adjusted basis for Federal income tax purposes, except as follows:

(a)                               The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by Managing Member.

(b)                              The Book Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by Managing Member, as of the following times:  (i) the acquisition of an additional membership interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution if Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest in the Company if Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g);

(c)                               The Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by Managing Member;

(d)                             The Book Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); and

(e)                               If the Book Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) of this Section, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Capital Account” has the meaning set forth in Section 4.1.1.

“Capital Transaction” means (i) the refinancing of the Company or its subsidiaries; (ii) the sale, exchange or other disposition of any material part of the Company or all or substantially all of the Company; (iii) the dissolution of the Company; or (iv) any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration in an amount greater than One Hundred Thousand Dollars ($100,000) in the aggregate (other than Capital Contributions), including, without limitation, proceeds of sales, exchanges, or other dispositions of assets not in the ordinary course of business, condemnations, recoveries of damage awards, and insurance proceeds.

“Capital Transaction Proceeds” means all proceeds from a Capital Transaction less the sum of (i) any escrow or reserve required in connection with, or costs and expenses of the Company attributable to, such Capital Transaction, including, without limitation, any holdback escrow (or similar closing reserve or escrow, provided that, in each instance, all such reserves shall be deemed Capital Transaction Proceeds upon their subsequent release), taxes, prepayment fees or penalties, brokerage fees, escrow fees, title costs and expenses, appraisal fees, consultant fees, audit and tax costs, closing costs and expenses including attorneys’ fees (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such fiscal year (or portion thereof) for such costs and expenses); and (ii) reasonable reserves needed for the Company’s business for the remainder of such fiscal year and future periods based on the Initial LLC Budget or any subsequent Annual LLC Budget or otherwise approved by the Members.

“Certificate of Formation” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the Office of the Secretary of State of the State of Delaware pursuant to the Act.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means CWI Sawgrass Holdings, LLC, the limited liability company formed in accordance with this Agreement and the Act.

“Company Guaranties” has the meaning set forth in Section 5.5.

“Company Guarantor” has the meaning set forth in Section 5.5.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain,” in the Regulations Section 1.704-2(d).

“CWI Member” has the meaning set forth in the Preamble.

“CWI Member Causation Event” means the occurrence of any event which results in a claim against the Company or Company Guarantor arising under the Company Guaranties, but only to the extent such event is caused by the unilateral act (or intentional or knowing omission) of CWI Member or its Affiliates (excluding OP2 Member) in breach of its obligations under this Agreement and/or such Company Guaranty; provided, however, that for the avoidance of any doubt, an CWI Member Causation Event shall expressly exclude any Neutral Event.

“Depreciation” means, with respect to any asset of the Company for each taxable year or other period, the amount of depreciation, amortization or other cost recovery deduction allowable with respect to such asset for such taxable year or other period, except that (a) if the Book Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of any such taxable year or other period, Depreciation with respect to such asset for such Fiscal Year or other period shall be an amount which bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such taxable year or period bears to such beginning adjusted tax basis; and (b) if an asset has a zero adjusted basis for Federal income tax purposes, Depreciation shall be determined under any reasonable method selected by Managing Member which is in accord with Federal income tax accounting principles applicable to assets of similar character having a positive adjusted basis for Federal income tax purposes.

“Indemnitee” has the meaning set forth in Section 5.8.

“Indemnitor” has the meaning set forth in Section 5.8.

“Initial LLC Budget” has the meaning set forth in Section 5.2.3.

“Major Decision” has the meaning set forth in Section 5.4.

“Managing Member” means OP2 Member or any replacement or successor Managing Member appointed in accordance with this Agreement.

“Managing Parties” has the meaning set forth in Section 5.8.

“Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Members” means CWI Member and OP2 Member, as the initial members of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Neutral Event” means any event which gives rise to a claim under any one or more of the Company Guaranties and which is caused by (i) any act by OP2 Member, in its capacity as Managing Member, to the extent such act (a) complies with the rights, duties and/or obligations of Managing Member under this Agreement and (b) is not the result of or caused by fraud, gross negligence, willful misconduct, theft, misappropriation of funds, and/or a material default in the performance of (or failure to perform) the obligations of Managing Member under this Agreement; or (ii) without limiting clause (i) above, any act or omission other than a CWI Member Causation Event or a OP2 Member Causation Event.

“Net Distributable Cash” shall mean, for any fiscal year, or portion thereof, revenues of the Company from any source and received in cash during such fiscal year, or portion thereof, and Company reserves set aside out of revenues during prior periods that are no longer needed for the Company’s business, less the sum of (i) lease and administrative expenses of the Company including, without limitation, taxes, consultant fees and/or audit costs (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such fiscal year (or portion thereof) for such costs and expenses); (ii) debt service, partnership costs and/or operating expenses of the Company (as set forth in the Initial LLC Budget or any subsequent Annual LLC Budget); and (iii) reasonable reserves needed for the Company’s business for the remainder of such Fiscal Year and future periods based on the Initial LLC Budget or any subsequent Annual LLC Budget or otherwise approved by the Members.

“Nonrecourse Liability” has the meaning ascribed to such term pursuant to Regulations Section 1.704-2(b)(3).

“OP2 Member” has the meaning set forth in the Preamble.

“OP2 Member Causation Event” means the occurrence of any event which results in a claim against the Company or Company Guarantor arising under the Company Guaranties, but only to the extent such event is caused by the unilateral act (or intentional or knowing omission) of OP2 Member or its Affiliates (excluding CWI Member) in breach of its obligations under this Agreement and/or such Company Guaranty; provided, however, for the avoidance of any doubt, a OP2 Member Causation Event shall expressly exclude any Neutral Event.

“Participation Percentage” of a Member means that percentage set forth opposite such Member’s name on Exhibit “A”, as it may be amended from time to time.

“Permitted Transferee” means any transferee pursuant to (a) a transfer of any indirect interest in Owner in connection with a single Transfer or a series of Transfers by any Person of less than a five percent (5%), in the aggregate, interest in Carey Watermark Investors Incorporated and/or Carey Watermark Investors 2 Incorporated (provided Carey Watermark Investors Incorporated or Carey Watermark Investors 2 Incorporated, as applicable, continues as a publicly registered REIT); or (b) a Transfer to (i) W.P. Carey, Inc. (provided it continues as a publically traded company), Watermark Capital Partners, LLC, Carey Watermark Investors Incorporated (provided it continues as a publicly registered REIT), Carey Watermark Investors 2

Incorporated (provided it continues as a publicly registered REIT), or any combination of the foregoing, (ii) any subsidiary of W.P. Carey, Inc., Watermark Capital Partners, LLC, Carey Watermark Investors Incorporated and/or Carey Watermark Investors 2 Incorporated or any combination of the foregoing (subject to the limitations set forth in clause (i) so long as such subsidiary is controlled by one or more of the foregoing entities (without regard to the percentage of equity ownership any of them may have in such entity)), or (iii) any existing or future real estate investment trust (REIT) or other investment fund managed or advised by any of the foregoing entities in clauses (i) or (ii) (subject, in each instance, to the limitations set forth in clause (i)).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state county or municipal government or any bureau, department or agency thereof, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Profits” and “Losses” means, for each fiscal year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)                               Any tax-exempt income of the Company, not otherwise taken into account in computing taxable income or loss, shall be included in computing Profits or Losses;

(b)                              Any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(l)) and not otherwise taken into account in computing taxable income or loss, shall be subtracted from Profits or Losses;

(c)                               In the event the Book Value of any Company asset is adjusted pursuant to Section 1.8(b), Section 1.8(d) or Section 1.8(e), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)                             Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e)                               In lieu of depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation herein;

(f)                                To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining the Capital Account as a result of a distribution other than in liquidation of a Membership Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)                              Any items which are specially allocated pursuant to Exhibit “B” shall not be taken into account in computing Profits or Losses.

“Property Owner” has the meaning set forth in Section 2.3.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Removal Event” means the occurrence of any of the following events with respect to the Managing Member: (i) the Managing Member, as the case may be, has (1) committed fraud, gross negligence or willful misconduct, in each case relating to the Company, or (2) misappropriated any funds of the Company or its subsidiaries (provided, however, that any fraud, gross negligence, willful misconduct or misappropriation of funds by a rogue employee of Managing Member acting without the authority or direction of Managing shall not constitute a Removal Event so long as appropriate action is taken against such employee and Managing Member promptly cures any and all damages actually sustained by the Company); (ii) any Bankruptcy action, liquidation or dissolution of the Managing Member; or (iii) with respect to OP2 Member only in its capacity as Managing Member, any change in control whereupon neither W.P. Carey Inc. nor Watermark Capital Partners, LLC cease to control the day-to-day operations of OP2 Member.

“Special Allocations” has the meaning set forth in Section 4.1.2.

“Tax Matters Partner” has the meaning set forth in Section 8.4.

“Transfer” means any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer, by operation of law or otherwise, of all or any direct or indirect portion of a membership interest in the Company.

“WP Carey Affiliate” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, and any fiduciary acting in such capacity on behalf of any of the foregoing that, directly or indirectly, is in control of, is controlled by or is under common control with the Company or a WP Carey Entity, as applicable, or is a director or officer of the Company or a WP Carey Entity, as applicable.

“WP Carey Entity” means any corporation, limited liability company or partnership that (1) is an WP Carey Affiliate of the Company and (2) has or whose ultimate parent has a minimum net worth (as determined in accordance with GAAP) of not less than $100,000,000.

SECTION 2

FORMATION AND NAME:  OFFICE; PURPOSE; TERM

2.1                            Formation and Continuance.  The Company was formed as a limited liability company pursuant to the Act by the filing of a Certificate of Formation with the Office of the Secretary of State of the State of Delaware on September 13, 2014.  The Members hereby agree to continue the Company as a Delaware limited liability company pursuant to the provisions of the Act and this Agreement.  The Managing Member or an officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.  The rights and liabilities of the Members shall be as provided under the Act, the Certificate of Formation and this Agreement.

2.2                            Name of the Company.  The name of the Company shall continue to be “CWI Sawgrass Holdings, LLC”.  The Company shall do business only under that name.

2.3                            Purpose.  The purposes of the Company shall be to hold the membership interests in CWI Sawgrass Hotel, LLC, a Delaware limited liability company (“Property Owner”), and to engage in any and all activities and take any and all actions necessary, appropriate, proper, advisable, or convenient or incidental to, the furtherance of the foregoing purposes.  The Company is not authorized to, and shall not, engage in any business other than as described in this Section.

2.4                            Term.  The Company was formed upon the filing of the Certificate of Formation and exists as a separate legal entity until the cancellation of the Certificate of Formation in the manner required by the Act.

2.5                            Registered Office.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be located at c/o Corporation Service Company, whose post office address is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other office (which need not be a place of business of the Company) as the Member may designate from time to time.

2.6                            Registered Agent.  The registered agent of the Company in the State of Delaware shall be Corporation Service Company, whose post office address is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other Person or Persons within the State of Delaware as the Member may designate from time to time.

2.7                            Principal Office.  The principal office of the Company shall be located at c/o Carey Watermark Investors Incorporated, 272 E. Deerpath, Suite 320, Lake Forest, Illinois 60045, or at any other place which the Member may designate from time to time.

2.8                            Fiscal Year.  The fiscal year of the Company shall end on the last day of December in each year.

2.9                            Considered a Partnership for Tax Purposes.  The Members intend that, pursuant to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code and/or any comparable provision of applicable state law, beginning as of the Effective Date, the Company will be treated as a partnership for Federal, state and local income tax purposes.  Each Member agrees not to make or attempt to make an election under Section 761 of the Code or to be excluded from the application of Subchapter K or from the application of any comparable provisions of applicable state law.  The Company and the Members shall not elect classification of the Company for Federal tax purposes as other than a partnership under Regulations Section 301.7701-3 or for state and/or local tax purposes under such comparable provisions of applicable state or local law.

2.10                    Protection of REIT Status.  The Members acknowledge that CWI Member and OP2 Member are each Affiliates of a real estate investment trust (the “REIT”), and the Members agree to manage the Company (and any other entity in which the Company owns an interest) in a manner (i) that enables the REIT to qualify as a real estate investment trust within the meaning of Section 856 of the Code; and (ii) that recognizes the income, asset and operating requirements of the Code that are applicable to a real estate investment trust under Sections 856 through 860 of the Code to the extent possible.  Therefore, the Company shall conduct its operations in accordance with the following limitations:

(a)                               The Business and affairs of the Company will be managed in a manner that does not cause the REIT to be disqualified as a real estate investment trust under the Code or incur any amount of tax pursuant to Section 856, 857 or 4981 of the Code;

(b)                              The Company and its Subsidiaries shall not render any services to any lessee or sublessee or any customer thereof, either directly or through an “independent contractor” within the meaning of Section 856(d)(3) of the Code, if the rendering of such services would cause all or any part of the rents received by the Company or its Subsidiaries to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code;

(c)                               The Company and its Subsidiaries shall not directly or indirectly own (taking into account the attribution rules referred to in Section 856(d)(5) of the Code), in the aggregate ten percent (10%) or more of the total number of shares of all classes of stock, ten percent (10%) or more of the voting power of all classes of voting stock or ten percent (10%) or more of the assets or net profits of any lessee or sublessee of all or any part of any of the Property or other Company property, other than a lessee Subsidiary that makes an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;

(d)                             No lease or sublease of any space at any Company or Subsidiary property shall provide for any rent based in whole or in part on the “income or profits” derived by any lessee or sublessee from such property within the meaning of Section 856(d)(2)(A) of the Code;

(e)                               The Company and its Subsidiaries shall not own more than ten percent (10%) of the total voting power or more than ten percent (10%) of the total value of the outstanding securities of any one issuer (as determined for purposes of Section 856(c)(4)(B) of the Code) other than securities of a subsidiary, including, without limitation, the TRS SUB that makes an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;

(f)                                Any Subsidiary that is treated as a corporation under the Code (other than a “real estate investment trust”) shall make an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;

(g)                              Any Subsidiary that has made an election to be treated as a “taxable REIT subsidiary” under the Code shall not directly or indirectly operate a “lodging facility” or a “health care facility” as such terms are defined in Section 856 of the Code but rather shall use, to operate any “lodging facility,” an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code (e.g., without limitation, such contractor must be actively engaged in the trade or business of operating “qualified lodging facilities” for Persons other than those that are related to the Company, its Members or any Subsidiary), provided that, in the case of any “lodging facility,” no gambling activities are conducted on the premises and no gambling revenues are generated by the facility;

(h)                              Neither the Company and its Subsidiaries, nor any Member shall take any action (or fail to take any action permitted under this Agreement) that would otherwise cause the Company’s gross income to consist of more than one percent (1%) of income not described in Section 856(c)(2) of the Code or more than ten percent (10%) of income not described in Section 856(c)(3) of the Code, or cause any significant part of the Company assets to consist of assets other than “real estate assets” within the meaning of Section 856(c)(5)(B) of the Code;

(i)                                  The Company shall distribute to the Members during each calendar year an amount of cash mutually agreed upon by the Members, but in no event in an amount less than that which is necessary to comply with the requirements of a real estate investment trust, to be made to the Members with respect to such Fiscal Year at the times required to prevent the imposition of an excise tax under Section 4981 of the Code; provided, however, that if each such Member’s distributable share of any Net Distributable Cash and/or Capital Transaction Proceeds and its distributable share of any funds maintained in the Company reserves are insufficient to meet the aforesaid distribution requirement with respect to such Member, then the Company shall have satisfied the foregoing distribution requirement with respect to such Member upon distributing to it such Member’s distributable share of Net Distributable Cash and/or Capital Transaction Proceeds and funds maintained in the Company reserves.  In no event shall the Company be required to borrow funds, or any Member be required to contribute funds to the Company, in order to permit the Company to satisfy the foregoing distribution requirement.  The foregoing provisions of this subsection shall not, however, adversely affect the allocation of, or any Member’s Participation Percentage in, Net Distributable Cash and/or Capital Transaction Proceeds; or

(j)                                  The Company and its Subsidiaries shall not engage in any “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code.

The Members acknowledge that the foregoing are the current guidelines applicable to the qualification of real estate investment trusts.  If any of the requirements to qualify for “real estate investment trust” status are changed, such changes shall be deemed incorporated herein, and this Section 2.10 shall be deemed amended as necessary to incorporate such changed real estate investment trust requirements.

2.11                    Dispute Resolution Regarding REIT Compliance.  Notwithstanding anything to the contrary in this Agreement, any dispute over whether an activity of the Company is in violation of Section 2.10 shall be determined in the sole and absolute discretion of the Non-Managing Member.

SECTION 3

CAPITAL CONTRIBUTIONS

3.1                            Capital Contributions.  The Members shall make such capital contributions to the Company at such times, and in such amounts, as the Managing Member shall determine in its sole discretion.  Except as provided in the immediately preceding sentence, the Members shall not be required to make any additional capital contributions or loans to the Company.  If Managing Member reasonably determines that the Members shall make additional capital contributions or loans to the Company, then such additional capital contribution shall be contributed or made, as applicable, by the Members in accordance with their respective Participation Percentages.  Managing Manager shall deliver a notice (a “Cash Notice”) to each Member setting forth the amount of cash required from such Member (a “Required Amount”).  Within the twenty (20) day period following the date of receipt by a Member of a Cash Notice, the Member shall contribute to the Company its Required Amount.  If within twenty (20) days after the date a Cash Notice is given, a Member (the “Non-Contributing Member”) shall fail to advance all or any part of its Required Amount, the other Members (the “Contributing Members”), within ten (10) days thereafter, may elect, in their sole discretion either (i) to advance directly to the Company as a loan to the Non-Contributing Member the portion of the Required Amount not advanced by the Non-Contributing Member (the “Deficiency Amount” ans such loan hereinafter referred to as a “Deficit Loan”); or (ii) advance a capital contribution to the Company equal to the Deficiency Amount, whereupon the Participation Percentage of the Members shall be recalculated to (A) increase the Contributing Member(s)’ collective Participation Percentage by the Applicable Adjustment Percentage (as defined below) and increasing their aggregate Capital Accounts by the product of the Deficiency Amount and the Dilution Multiplier (as defined below), with such increases in Participation Percentage and

Capital Accounts to be allocated to the Contributing Members(s) pro rata based on the portion of the Deficiency Amount owed to each Contributing Member, and (B) reduce the Non-Contributing Member’s Participation Percentage by the Applicable Adjustment Percentage and decrease its Capital Account by the product of the Deficiency Amount and the Dilution Multiplier.  The “Applicable Adjustment Percentage” shall mean the fraction, expressed as a percentage, in which the numerator is an amount equal to the Dilution Multiplier times the Deficiency Amount, and the denominator is the sum of the Member’s total Capital Contribution (taking into account any additional Capital Contributions funded by the Contribution Member(s)).  The “Dilution Multiplier” shall mean 1.0.  Unless they mutually agree otherwise, the Contributing Members shall fund such loan pro rata in proportion to their respective Participation Percentages.  Each Deficit Loan shall bear interest at the annual rate of ten percent (10%), compounded annually, and shall be repaid within ten (10) days following demand by the Contributing Members upon the Non-Contributing Member, or until demand is made, by payment directly by the Company to the Contributing Members of any distributions otherwise due the Non-Contributing Member pursuant to the other Sections of this Agreement; provided, however, that for Capital Account maintenance purposes, such amount shall be deemed distributed to the Non-Contributing Member (with a corresponding reduction to its Capital Account) followed by the repayment by the Non-Contributing Member to the Contributing Member.  Any payments on a Deficit Loan shall be credited first to any interest then due on the loan with the balance of such distributions to be credited against the outstanding principal balance of such loan.  Any Deficit Loan will be recourse to the Non-Contributing Member’s right to distributions pursuant to this Agreement and must be repaid directly by the Company on behalf of the Non-Contributing Member as set forth in this Section 3.1.  For avoidance of doubt, no Deficit Loan shall be considered a capital contribution by the Contributing Member for purposes of this Agreement or increase such Contributing Member’s Capital Account.  Any Deficit Loan may be structured in a manner that causes the REIT to comply with the requirements of Section 2.10.

3.2                            Interest on Contributions.  No interest shall be paid by the Company on any capital contribution made by any Member to the Company.

3.3                            Return of Contributions.  Except as otherwise provided in this Agreement, no Member shall have the right to withdraw or reduce such Member’s capital contribution or to receive any distributions, except as a result of dissolution.  No Member shall have the right to demand or receive property other than cash in return for such Member’s capital contributions.

SECTION 4

PROFIT, LOSS AND DISTRIBUTIONS

4.1                            Capital Accounts.

4.1.1                The Company shall maintain a separate capital account (“Capital Account”) for each Member.

4.1.2                The Capital Account of each Member shall be maintained in accordance with Sections 1.704-1(b) and 1.704-2 of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations and the special allocations set forth in Sections (a) through (i) of Exhibit “B” attached hereto shall apply (the “Special Allocations”).

4.1.3                Each Member’s Capital Account shall be adjusted in accordance with the following provisions:

(a)                               To each Member’s Capital Account there shall be credited (i) the amount of any cash Capital Contributions made, and the Book Value of any property contributed (net of liabilities secured by such property), by such Member to the Company, and (ii) such Member’s allocable share of Profits and other items of income and gain allocated to such Member; and

(b)                              To each Member’s Capital Account there shall be debited (i) the amount of cash and the Book Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of any liabilities secured by such property), and (ii) such Member’s allocable share of Losses and other items of income and gain allocated to such Member.

4.1.4                In the event of a Transfer of a Member’s Membership Interest, or any portion thereof, in accordance with the terms of this Agreement, whether or not the purchaser, assignee or successor-in-interest is then a Member, the Person so acquiring such Member’s Membership Interest, or any portion thereof, shall acquire the Capital Account, or any portion thereof, of the Member formerly owning such Membership Interest, adjusted for distributions of Net Distributable Cash and/or Capital Transaction Proceeds made pursuant to Section 8 and allocations of Profits and Losses made pursuant to Section 4.2.

4.2                            Allocation of Profits and Losses.  After giving effect to the Special Allocations set forth in Exhibit “B” attached hereto, Managing Member shall cause the Company to allocate Profits and Losses in respect of each fiscal year of the Company (and, in each case, each item of income, gain, loss, deduction and tax preference, required to be taken into account by the Members separately under Section 702(a) of the Code, which are included in the computation of such Profits and Losses for such year) to the Members in a manner such that the Capital Account of each Member is, as nearly as possible, equal (proportionately) to the excess of:

(a)                               the distributions that would be made to that Member pursuant to Section 4.1 if:

(i)                                  the Company were dissolved, its affairs wound up and its assets sold for an amount of cash equal to their Book Values;

(ii)                              all liabilities of the Company were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability); and

(iii)                          the assets of the Company were distributed to the Members in accordance with Section 4.5 immediately after making such allocation; over

(b)                              the sum of (i) the Member’s respective share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain; and (ii) the amount, if any, that such Member is obligated (or deemed obligated) to contribute, in its capacity as a Member, to the Company, computed immediately prior to the hypothetical sale of assets described in Section 4.2(a).

4.3                            Other Allocation Rules.

4.3.1                For purposes of determining Profits, Losses or any other items allocable to any period, Profits, Losses and other items shall be determined on a daily, monthly or other basis, as determined by Managing Member, using any permissible method under Section 706 of the Code and the Regulations thereunder.  However, Profits, Losses and other items realized as a result of a Capital Transaction shall be allocated based on the interim closing of the books method.

4.3.2                Credits, or income resulting from the recapture of credits, shall be allocated among the Members in accordance with the Code, Regulations and Applicable Law.

4.3.3                Whenever items of income or loss of the Company allocable hereunder consist of items of different character for tax purposes (i.e., ordinary income, long-term capital gain, depreciation recapture, interest expense, etc.) the items of income or loss of the Company allocable to each Member shall include, to the extent possible, its pro rata share of each such item; provided, however, in making allocations of depreciation recapture under Section 1245 or Section 1250 of the Code, or unrecaptured Section 1250 gain under Section 1(h) of the Code, principles consistent with those of Regulations Section 1.1245-1(e) shall be followed such that amounts treated as ordinary income shall be allocated first to the Member that was allocated the related ordinary deduction.

4.3.4                The Members are aware of the income tax consequences of the allocations made by this Article 4 and Exhibit “B” attached hereto and hereby agree to be bound by the provisions of this Article 4 and Exhibit “B” attached hereto in reporting their shares of Company income and loss for income tax purposes.

4.3.5                If the Book Value of any Company asset is adjusted as provided in the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for Federal income tax purposes and pursuant to Regulations Section 1.704-1(b), take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

4.4                            Tax Allocations.

4.4.1                Except as provided in Section 4.4.2, items of Company income, gain, loss, deduction and credit shall be allocated, for Federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gain, losses, deductions and credits among the Members under Section 4.2.

4.4.2                In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Book Value in accordance with such method as selected by the Members.  In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Book Value in accordance with such method as selected by Managing Member.  To achieve the foregoing intent, the Company shall use the traditional method under Section 704(c) of the Code and the Regulations promulgated thereunder.

4.5                            Distributions.

4.5.1                The Company shall distribute all available Net Distributable Cash in accordance with this Section 4.5.  Subject to Section 4.7, Net Distributable Cash of the Company shall be distributed from time to time to the Members pro rata in accordance with their respective Participation Percentages.

4.5.2                The Members intend that the Initial LLC Budget and any subsequent Annual LLC Budget shall include, as an expense item, such reasonable and customary Company reserves to be mutually agreed upon by the Members from time to time, and the Members agree that distributions to the Members according to this Agreement will not be made if such distributions have the effect of impairing such Company reserves.  The amount of the reserves for each fiscal year shall be determined by Managing Member at the time that it presents any draft budget each year to the Members, but the approval of such reserves shall be a Major Decision.

4.5.3                Notwithstanding any other provision to the contrary, upon the approval of the Members, the Company may withhold from any amount otherwise distributable to the Members any taxes payable by the Company with respect to amounts allocable or distributable to any Member.  Any amounts so withheld shall be paid by the Company to the appropriate taxing authority and shall be treated as amounts distributed to the Member.

4.6                            Distributions of Cash from Capital Transactions.  Subject to Section 4.7, Capital Transaction Proceeds shall be distributed following a Capital Transaction, in the same order of priority and in accordance with Section 4.5.1.

4.7                            To Whom Distributions Are Made.  Unless named in this Agreement or unless admitted as a Member as provided in this Agreement, no Person shall be considered a Member in the Company.  Any distribution by the Company to the Person shown on the Company records as a Member, or to such Member’s legal representatives, or to a named assignee of the right to receive distributions, shall acquit the Company and the Members of all liability to any other Person who may be interested in such distribution by reason of an assignment by a Member or for any other reason.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

SECTION 5

MANAGEMENT; RIGHTS, POWERS AND DUTIES; RESTRICTIONS ON POWERS

5.1                            Managing Member.

(a)                               Managing Member shall, subject to the limitations set forth in Sections 5.3 and 5.4, be empowered to set policy for and to make all decisions in respect of the Company and to make all decisions regarding those matters, and to perform any and all other acts or activities incident thereto.  Managing Member may be removed from its position as Managing Member by the other Member (the “Removing Member”) only upon the determination of a Removal Event in accordance with Section 5.1(b) below and, upon such removal, the Removing Member shall thereafter serve as the Managing Member of the Company.

(b)                              In the event a Removing Member believes that a Removal Event has occurred with respect to Managing Member, the Removing Member may deliver written notice (the “Removal Notice”) to the Member (or non-Member, if applicable) then-serving as Managing Member (the “Removed Party”) setting forth in reasonable detail the basis for that determination.  If, after the receipt of a Removal Notice, the Removed Party does not resign in its capacity as Managing Member, as the case may be, within five (5) days after its receipt of the Removal Notice, the Removing Member may (i) with respect to a Removal Event described in clause (ii) or clause (iii) of the definition of “Removal Event”, remove the Removed Party from its position as Managing Member, as the case may be, upon written notice thereof to the Removed Party and without any further action required by the Removing Member, and the Removing Member shall become the Managing Member, or (ii) with respect to a Removal Event described in clause (i) of the definition of “Removal Event”, submit the same to arbitration pursuant to Section 9.10.  Upon a final decision or judgment of the arbitrator that a Removal Event has occurred pursuant to clause (i) of the definition of “Removal Event”, the Removed Party shall be removed as Managing Member and the Removing Member shall become the Managing Member.  In the event a Removal Notice is delivered with respect to a Removal Event that allegedly occurred with respect to OP2 Member, then OP2 Member’s authority as Managing Member under this Agreement shall be suspended, and any and all action to be taken on behalf of the Company or any of its subsidiaries shall require the unanimous written approval of the Members during the period from the delivery of the Removal Notice until the final determination of the arbitrator as to whether such Removal Event did in fact occur.

5.2                            Duties and Responsibilities of Managing Member.

5.2.1                Except as set forth in Sections 5.3 and 5.4, Managing Member shall be responsible for, and is hereby authorized to use reasonable efforts to perform acts to the extent necessary to carry out the business affairs of the Company under this Agreement.

5.2.2                Managing Member will devote such time, effort and skill to the business of the Company as Managing Member reasonably determines necessary.

5.2.3                Each fiscal year, commencing on January 1, 2016, Managing Member shall prepare an annual business plan and operating budget for the Company including Managing Member’s good faith estimates of all partnership costs including, without limitation, estimated costs and expenses of any audits, compliance costs and/or third-party fees, costs and expenses.  Each draft budget shall be delivered to the Members not later than thirty (30) calendar days before the beginning of the fiscal year in question.  The approval of any draft budget shall be a Major Decision pursuant to Section 5.4(a).  Once a draft budget is approved, it shall be the “Annual LLC Budget” for the Company for the fiscal year in question.  The “Initial LLC Budget” for the partial fiscal year 2015 shall be prepared promptly after execution of this Agreement and submitted to the Members for approval as a Major Decision.

5.3                            Actions by Managing Member.  In addition to the duties and responsibilities of Managing Member described in Section 5.2, and except as expressly set forth to the contrary, subject to the limitations of the Initial LLC Budget or the subsequent Annual LLC Budgets and those Major Decisions set forth in Section 5.4(a), as applicable, Managing Member shall have control over all decisions of the Company and may exercise any and all rights of the Company without the consent of the other Members, including, without limitation, the following actions:

(a)                               In accordance with the Initial LLC Budget and any subsequent Annual LLC Budget, retain or employ, and coordinate the services of, any employees, attorneys and other persons to carry out the business of the Company;

(b)                              In accordance with the Initial LLC Budget or any subsequent Annual LLC Budget, enter into any contract in the name of or for the benefit of the Company;

(c)                               Retain legal counsel for the Company in connection with any matter involving an uninsured claim;

(d)                             Initiate or settle any litigation of Five Hundred Thousand Dollars ($500,000) or less on behalf of the Company or undertake any course of defense in connection with any litigation brought against the Company, or settle any litigation concerning the Company;

(e)                               Settle any insurance claim on behalf of the Company; and

(f)                                Approve or effectuate any program of insurance for the Company.

5.4                            Major Decisions.  Except as otherwise expressly set forth in this Agreement, neither Managing Member nor any of the Members may take any of the following actions on behalf of the Company without the prior approval of both Members (the “Major Decisions”):

(a)                               Approve any proposed Annual LLC Budget under Section 5.2.3;

(b)                              Initiate or settle any litigation of more than Five Hundred Thousand Dollars ($500,000) on behalf of the Company or undertake any course of defense in connection with any litigation brought against the Company, or settle any litigation concerning the Company;

(c)                               File any voluntary petition under Title 11 of the United States Code, the Bankruptcy Act, or seek the protection of any other Federal or State bankruptcy or insolvency law or debtor relief statute or consenting to the institution or continuation of any involuntary bankruptcy proceeding or the admission in writing of the inability to pay debts generally as they become due; or the making of a general assignment for the benefit of creditors;

(d)                             Except for installment sales contracts for personal property or equipment in the ordinary course of business, trade payables and/or accounts payable incurred in the ordinary course of business: (i) approving the terms and conditions of any loan and/or other indebtedness of the Company or its subsidiaries for borrowed money (including without limitation, approval of all loan documents); (ii) approving the terms and conditions of any material modification, amendment or refinancing of any loan or other financing to the Company or its subsidiaries;

(e)                               Dissolve or liquidate the Company;

(f)                                Admit an additional Member to the Company except as otherwise permitted pursuant to Article 6;

(g)                              Approve any Transfers except as otherwise permitted pursuant to Article 6;

(h)                              Effect a merger, conversion, consolidation or other reorganization of the Company;

(i)                                  Enter into any contract or agreement with an Affiliate of the Company or of one of the Members; or

(j)                                  Amend the Certificate or this Agreement.

Except as otherwise expressly set forth in this Agreement, any approval, consent, agreement, or exercise of judgment or other determination to be made by a Member with respect to a Major Decision may be withheld in such Member’s sole and absolute discretion. If the Members are unable, after due consideration, to reach an agreement on any

Major Decision described in this Section 5.4, such failure shall constitute an “Impasse” hereunder.

5.5                            Project Financing; Guarantees.  The Members acknowledge and agree that in connection with any financing or refinancing of the Company and/or Property Owner or their respective direct and indirect interests, a lender may require one or more Members or their Affiliates (as applicable, “Company Guarantor”) to provide certain guaranties in connection with obtaining any financing or refiancinng including, without limitation, a completion guaranty, an environmental indemnity and a non-recourse carve-out guaranty or such other guaranty(ies) required by such lender (collectively, the “Company Guaranties”).  The Members acknowledge that Carey Watermark Investors Incorporated shall be the initial Company Guarantor; provided, however, subject to the requirements or limitations of the applicable lender, Managing Member or a creditworthy Affiliate of Managing Member may agree to provide an alternative Company Guarantor in connection with any financing or refinancing, in each case subject to the terms of this Section 5.5.  If demand is made on the Company or any Company Guarantor providing a Company Guaranty for payment or performance under any Company Guaranty, then the Person receiving such demand shall immediately forward copies of such demand to each Member and the other guarantors of the same or a related obligation, if any.  If a claim arises under any of the Company Guaranties that results from a Neutral Event, each Member shall be liable to Company Guarantor for their pro rata share of the total liability incurred thereunder (based on each Member’s respective Participation Percentages at the time of such loss), and each Member hereby indemnifies and agrees to hold Company Guarantor harmless from and against any claim that Company Guarantor may sustain or incur as a result of such claim.  If an CWI Member Causation Event should occur, then CWI Member shall be solely liable for any and all claims made by such lender as a result of such CWI Member Causation Event, and CWI Member shall indemnify and agrees to hold Company Guarantor, the Company and OP2 Member (and its Affiliates and their respective officers, directors, principals, members and agents but expressly excludeing CWI Member) harmless from and against any claim that such indemnified party may sustain or incur as a result of such claim made by such lender as a result of the CWI Member Causation Event.  If a OP2 Member Causation Event should occur, then OP2 Member shall be solely liable for any and all claims made by such lender as a result of the OP2 Member Causation Event, and OP2 Member shall indemnify and agrees to hold Company Guarantor, the Company and CWI Member (and its Affiliates and their respective officers, directors, principals, members and agents but expressly excluding OP2 Member) harmless from and against any claim that such indemnified party may sustain or incur as a result of such claim made by a lender as a result of such OP2 Member Causation Event.  For avoidance of doubt, in the event that either Member funds any amount in connection with a Neutral Event, then such funding shall be an additional Capital Contribution to the Company equal to the amount so paid which shall be treated in the same manner as a Capital Contribution made pursuant to Section 3.1; provided, however, if CWI Member funds any amount as the result of a CWI Member Causation Event or OP2 Member funds any amount as a result of a OP2 Member Causation Event, such funding Member shall not receive any credit for any Capital Contribution made in connection therewith.  In the event that either Member fails to fund any amount required to be funded by such Member under this Section 5.5, then, in additional to all other rights and remedies that Company Guarantor or the applicable Member may have on account thereof (under this Agreement or otherwise at law or in equity), if the other Member funds all or any portion of the non-funding Member’s obligations under this Section 5.5, then the funding Member shall be deemed to be a “Non-Contributing Member” under Section 3.1 with respect to the amount so funded and may make the elections with respect thereto provided in Section 3.1.

5.6                            Member Approval.  No annual or regular meetings of the Members are required to be held.  In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act.  Unless otherwise provided in this Agreement, approval of the Members shall mean the unanimous written approval of the Members.  Notwithstanding the foregoing, the Members will use their respective reasonable efforts to meet at least one time each calendar quarter via teleconference and at least once each fiscal year in person to discuss the operation, management and performance of the Company.

5.7                            Execution of Documents.  Except as otherwise expressly set forth in this Agreement, each check, contract, deed or act of sale or similar conveyance document, lease, promissory note, mortgage, escrow instruction, bond, release or any other documents of any nature whatsoever, in any way pertaining to the Company shall be signed by Managing Member or the person or persons designated from time to time by Managing Member.

5.8                            Liability/Indemnification.

5.8.1                Each Member and its Affiliates, and their respective partners, members, shareholders, other principals, directors, officers, employees, agents and other representatives (collectively, the “Managing Parties”) shall not be liable, responsible or accountable, in damages or otherwise, to any other Member or to the Company for any act performed by them within the scope of the authority conferred upon them by this Agreement, except for fraud, willful misconduct or gross negligence.  The Company shall, out of Company assets (but not the assets of any Members), indemnify and hold the Managing Parties harmless for any act performed by them within the scope of the authority conferred upon them, except for (i) fraud; (ii) willful misconduct; (iii) gross negligence; or (iv) acts or omissions which are beyond the scope of its authority hereunder (and which were taken without a good faith belief the same were within such scope of authority hereunder).  Except to the extent that any Member incurs loss or damage caused by the act or omissions under clauses (i) through (iv) above, the Company shall, out of Company assets (but not the assets of any Members), indemnify and hold the Managing Parties harmless from and against any personal loss or damage incurred by them arising from any act performed by them for and on behalf of the Company or arising out of any business of the Company.

5.8.2                An indemnitee (an “Indemnitee”) who desires to make a Claim against an indemnitor (an “Indemnitor”) under this Section 5.8 shall notify the Indemnitor of the claim, demand, action or right of action which is the basis of such Claim within twenty (20) calendar days of discovering such claim, and shall give the Indemnitor a reasonable opportunity to participate in the defense thereof.  Failure to give such notice shall not affect the Indemnitor’s obligations hereunder, except to the extent of any actual prejudice resulting therefrom.  Any cash distributions to which the Indemnitor would otherwise be entitled under this Agreement shall be reduced by any amounts the Indemnitor is required to pay pursuant to this Section 5.8, and instead shall be paid to the Indemnitee entitled to indemnity, up to the full amount of the indemnity obligation.

5.9                            Officers.  The Member may, from time to time, appoint (and subsequently remove) individuals to act on behalf of the Company as officers of the Company within the meaning of Section 18-407 of the Act to conduct the day-to-day management of the Company with such general or specific authority as the Member may specify and are permitted or authorized in this Agreement.  The officers of the Company may include, but are not limited to, a Chief Executive Officer, President, Vice President, Secretary and Chief Financial Officer.  The Chief Executive Officer, President and Vice President shall have the power to execute all documents and take all actions on behalf of the Company with the same authority as the Member is permitted under this Agreement.  The officers shall serve at the pleasure of the Member.  Any individual may hold any number of offices.  An officer need not be a member of the Company.  The initial Chief Executive Officer and President of the Company is Michael G. Medzigian and the initial Vice President of the Company is George Gudgeon.

SECTION 6

TRANSFER OF INTERESTS

6.1                            Limitations on Transfers.  Except as set forth in Sections 6.2, 6.3 and 6.4, no Member shall for any reason, whether voluntarily, involuntarily or by operation of law, Transfer all or any of such Member’s direct or indirect membership interest, without the prior unanimous written consent of the Members.  To the fullest extent permitted by law, any Transfer not expressly permitted in this Agreement shall be null and void and of no legal effect.  A transferee of any direct membership interest shall have the right to become a substitute Member only if (a) unanimous consent of the Members is given; (b) such Person executes an instrument satisfactory to Managing Member accepting and adopting the terms and provisions of this Agreement; and (c) such Person pays any reasonable expenses in connection with such Person’s admission as a substitute Member.  The admission of a substitute Member shall not release the Member who assigned the membership interest from any liability that such Member may have to the Company.

6.2                            Permitted Transfers.  Notwithstanding anything to the contrary set forth in Section 6.1, the Members hereby consent to any Transfer to a Permitted Transferee.  Transfers made pursuant to this Section 6.2 will not be subject to the Right of First Offer as set forth in Section 6.3.

6.3                            Right of First Refusal on Transfer.

Except for the case of a Transfer to a Permitted Transferee, a Member (the “Selling Member”), upon receiving a bona fide offer, whether written or oral, by a third party to acquire all or any portion of such Selling Member’s membership interest which the Selling Member is willing to accept, or upon making a bona fide offer, whether written or oral, to a third party to sell, Transfer or assign all or any of the Selling Member’s membership interest (either of such types of offers is referred to herein as the “Offer”), shall give written notice thereof (the “Sale Notice”) to the Company and the other Member (the “Offered Member”).  The Sale Notice shall specify:

The portion of and identity of the membership interest proposed to be Transferred (the “Offered Interest”);

The identity of the proposed transferee;

The consideration to be received for the Offered Interest (including the value of any non-monetary consideration and the method for determining such value); and

The terms and conditions upon which the Selling Member intends to make the Transfer.

The Sale Notice shall be accompanied by a true and complete copy of the Offer, if it is written, and shall constitute an offer by the Selling Member to Transfer the Offered Interest to the Offered Member as more fully set forth below.

The Offered Member shall have the right to purchase all (and only all) of the Offered Interest at a price equal to the price (the “Offered Price”), and upon such other terms set forth in the Offer.  The Offered Member may exercise its right to purchase only by giving written notice thereof to the Selling Member (the “Acceptance Notice”), within thirty (30) days after the date on which the Offered Member received the Sale Notice.

If the Offered Member does not accept the Offer by the end of the thirty (30) day period, then notwithstanding this Section 6.3, the Selling Member shall have the right, within six (6) months, to sell the Offered Interest to another transferee, on terms that are not materially less favorable than contained in the Offer.  In the event that the Offered Member elects to purchase the Offered Interest, the Offered Member shall complete such purchase and pay the Offered Price no later than ninety (90) days after Selling Member’s timely receipt of the Acceptance Notice.  No transfer of an Offered Interest can be made to a transferee which does not, in the reasonable judgments of the Offered Member, meet the Qualified Transferee Requirements.  For purposes of this Section 6.3(c), “Qualified Transferee Requirements” means a Person who: (i) has reasonably sufficient financial resources and liquidity to fulfill the transferring Member’s obligations under this Agreement, (ii) is not known in the community as being of bad moral character, and has not been convicted of a felony in any state or Federal court, and (iii) is not an Affiliate of Persons who have been convicted of a felony in any state or Federal court.

6.4                            Buy/Sell.

(a)                               At any time after thirty (30) days following receipt of a written request for the approval of any Major Decision, if an Impasse is continuing, either Member (the “Offering Member”) may, in its sole and absolute discretion, deliver written notice (the “Buy-Sell Notice”) to the other Member (the “Responding Member”), proposing a Total Value which would be the basis for calculating the applicable price (“Applicable Price”) at which the Offering Member is willing to either (i) sell to the other Member all of the Offering Member’s membership interest; or (ii) purchase from the other Member all of the other Member’s membership interest.  The Buy-Sell Notice shall be accompanied by a letter or other statement signed by a bank or trust company confirming that the Offering Member has deposited with such bank or trust company the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Deposit”).  The Responding Member shall have a period of thirty (30) days after receipt of the Buy-Sell Notice in which to elect, by written notice to the Offering Member (the “Response Notice”), to either (A) purchase all of the membership interest of the Offering Member at the Applicable Price; or (B) sell all of the Responding Member’s membership interest to the Offering Member at the purchase price that would be payable by the Offering Member if the Responding Member elects to sell all of the Responding Member’s membership interest to the Offering Member (the “Responding Member’s Purchase Price”) based on the amount the Responding Member would receive if the assets of the Company were sold for an amount equal to the Total Value, all third party liabilities were repaid and the balance was paid and/or distributed pursuant to Section 7.2.  A Response Notice electing to purchase the Offering Member’s membership interest shall include a letter or other statement signed by a bank or trust company confirming that the Responding Member has deposited with such bank or trust company the amount of Two Hundred Fifty Thousand Dollars ($250,000); thereupon, the Deposit previously made by the Offering Member shall be returned to the Offering Member by the bank or trust company with which the Offering Member shall have deposited the Deposit.  The failure of the Responding Member to duly and timely give a Response Notice shall constitute its election to sell all of its membership interest to the Offering Member at the Applicable Price.  Unless otherwise approved in writing by the Members, such purchase and sale shall be consummated within ninety (90) days after the date Responding Member (1) delivers a Response Notice, or (2) if the Responding Member fails to give the Offering Member a Response Notice in accordance with this Section 6.4, is deemed to have elected to sell all of its membership interest to the Offering Member (the “Closing Date”), and in either such event the Members shall negotiate and work together in a spirit of good faith and mutual cooperation to enter into the transfer documents, including a deed or act of sale, bill of sale and other such instruments of transfer as shall be reasonably requested by the purchasing Member.  Furthermore, the purchasing Member shall use commercially reasonable efforts to obtain as part of the closing the absolute release of any Company Guarantor who provided a Company Guaranty to which such selling Member may be bound.  Time is of the essence with respect to the closing of the sale contemplated herein on or before expiration of such ninety (90) day period.  One hundred percent (100%) of the purchase price for the membership interest being sold or purchased shall be payable at the Closing Date by wire transfer in immediately available funds.

If the purchasing Member fails to complete the purchase on or before the Closing Date (other than as a result of the selling Member’s default), then (i) the Deposit deposited by the purchasing Member shall be forfeited by the purchasing Member and shall be paid over to the selling Member by the institution holding such Deposit; (ii) the selling Member shall have ninety (90) days to elect to become the purchasing Member and purchase the other Member’s membership interest at ninety percent (90%) of the Applicable Price or the Responding Member’s Purchase Price (as applicable); and (iii) such defaulting Member may be stripped of certain rights, powers and/or authority as expressly set forth in this Agreement.  All closings shall be conducted through an escrow agreement established by the Members with a title insurer.  Each Member shall pay one-half of the cost of escrow, together with all of its attorneys fees incurred in connection with such buy-sell transaction.  Either Member purchasing an interest under this Section 6.4 may assign its rights, in the whole or in part, to any Affiliate of such Member, provided that no assignment shall relieve the purchasing party from any liability or obligation with respect to such purchase.

6.5                            Further Assurances.  It is the intent of the Members that, in the event of any closing of a purchase of membership interest under this Section 6, the selling or transferring Member shall fully convey, transfer and assign all of its membership interest and any rights associated therewith.  Each selling Member agrees that, at any such closing and any time thereafter, upon request of the purchasing Member, the selling Member shall execute, acknowledge and deliver to the purchasing Member and the Company such assignments, conveyances, transfers and other instruments and documents, and perform such other acts, as may be reasonably necessary to fully effect the Transfer of the membership interest sold or otherwise being Transferred to such Member.  Any Member acquiring the membership interest of the other Member under this Section 6 may designate its Affiliate to take the assignment of the membership interest to be Transferred to such Member.

6.6                            No Dissolution.  If a Member completes a Transfer of all or any part of its membership interest in the Company without complying with the provisions of this Agreement, such action shall in and of itself not cause or constitute a dissolution of the Company.

SECTION 7

DISSOLUTION, LIQUIDATION, CONSOLIDATION, MERGER AND SALE OF ASSETS

7.1                            Events of Dissolution.  Subject to Section 5.4, the Company may be dissolved and its affairs wound up upon the first to occur of the following:

(a)                               the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act;

(b)                              at the election of the Members to dissolve the Company; or

(c)                               the entry of a decree of judicial dissolution under Section 18-802 of the Act.

7.2                            Procedure for Winding Up and Dissolution.  If the Company is dissolved, the Managing Member shall wind up its affairs.  On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, and then to the Members.

7.3                            Timing of Termination.  The Company shall terminate when (a) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement and (b) the Certificate of Formation shall have been canceled in the manner required by the Act.

SECTION 8

BOOKS, RECORDS, ACCOUNTING AND TAX ELECTIONS

8.1                            Accounts.  The funds of the Company may be deposited in such types of accounts maintained in the Company’s name as the Managing Member may determine.  The Managing Member shall determine the institution or institutions at which the accounts will be maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2                            Books and Records.

(a)                               The Managing Member shall keep, or cause to be kept, complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business.  The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the Certificate of Formation and this Agreement and all amendments to the Certificate and this Agreement; and the Company’s federal, state or local tax returns.

(b)                              The books and records shall be maintained in accordance with sound accounting principles and practices and shall be available at the Company’s principal office.

8.3                            Annual Accounting Period.  The annual accounting period of the Company shall be its taxable year.  The Company’s taxable year shall be selected by the Managing Member, subject to the requirements and limitations of the Code.

8.4                            Tax Matters Partner.  The OP2 Member shall also be the Company’s tax matters partner (“Tax Matters Partner”).  The Tax Matters Partner shall have all powers and responsibilities provided in Code Section 6221, et seq.  The Company shall pay and be responsible for all reasonable costs and expenses incurred by the Tax Matters Partner in performing those duties.

8.5                            Tax Elections.  The OP2 Member shall be entitled, exercising its good faith reasonable discretion, to make all elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754.

SECTION 9

GENERAL PROVISIONS

9.8   Assurances.  The Members shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

9.2                            Applicable Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware, all rights and remedies being governed by said law.

9.3                            Section Titles.  The headings herein are inserted only as a matter of convenience only, and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

9.4                            Binding Provisions.  This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

9.5                            Terms.  Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

9.6                            Separability of Provisions.  Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

9.7                            Counterparts.  This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document.  The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

9.8                            Effective Date of Agreement.  This Agreement shall be effective as of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State in accordance with Section 18-201(d) of the Act.

9.10                    Dispute Resolution.

(a)       In the event that the Members are unable to mutually agree on any dispute which expressly provides for resolution under this Section 9.10, such dispute shall be settled as follows:

(i)                                  The Members shall work together in good faith and a spirit of mutual cooperation to attempt to resolve the applicable arbitrable dispute for a period of ten (10) Business Days after notice from one Member to the other referencing this Section 1.1(a)(i) (the “Discussion Period”); and

(ii)                              If within the Discussion Period the Members fail to resolve the applicable arbitrable dispute, then either Member may promptly thereafter file an arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and upon the issuance of a judgment on the award rendered by the arbitrator(s) thereunder, such judgment may be entered in any court having jurisdiction thereof.  All arbitration proceedings and hearings shall occur in New York, New York.

For avoidance of doubt, any failure by the Members to approve the Major Decisions shall not constitute a dispute for which arbitration under this Section 9.10 is available.

(b)      Within ten (10) days after the commencement of arbitration, the parties shall attempt to mutually agree upon a single person to act as arbitrator.  If the parties cannot agree on a single arbitrator within such ten (10) day period, then, within twenty (20) days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within five (5) days of their appointment.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association.  Should this selection procedure fail for any reason, the arbitrators shall be appointed as provided in the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator(s) selected should be competently knowledgeable in the subject matter of the dispute.

(c)       The arbitrator(s) shall award reasonable attorneys’ fees and expenses to the prevailing party, if a prevailing party, if any, can be reasonably identified.  The arbitrator(s) shall make its/their determination in accordance with the laws of the State of Delaware.  The arbitrator(s) shall make specific, written findings of fact and conclusions of law.

(d)     A party may apply to the arbitrator(s) seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  A party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitration tribunal (or pending the arbitration tribunal’s determination of the merits of the controversy).

(e)       Each party to this Agreement agrees that it may be joined as an additional party to an arbitration involving other parties to this Agreement.  If more than one arbitration is begun under this Agreement and any party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the arbitrator(s) selected in the first-filed of such proceedings shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before those arbitrator(s).

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Limited Liability Company Agreement to be effective, under seal, as of the date set forth hereinabove.

CWI MEMBER:

CWI OP, LP,
a Delaware limited partnership

By:	Carey Watermark Investors Incorporated,
a Maryland corporation,
its general partner

	By:	/s/ Michael G. Medzigian
	Name:	Michael G. Medzigian
	Title:	Chief Executive Officer

OP2 MEMBER:

CWI 2 OP, LP,
a Delaware limited partnership

By:	Carey Watermark Investors 2 Incorporated,
a Maryland corporation,
its general partner

By:	/s/ Michael G. Medzigian
	Name:	Michael G. Medzigian
	Title:	Chief Executive Officer

EXHIBIT A

PARTICIPATION PERCENTAGES

CWI OP, LP	50%

CWI 2 OP, LP	50%

EXHIBIT B

SPECIAL ALLOCATIONS

All capitalized terms used in this Exhibit shall have the meanings as set forth in the Agreement.

To conform further the allocation provisions of this Agreement to the Regulations, the Members agree that the following special allocations rules shall apply; provided, however, that in respect of any particular allocation the following rules shall supersede the rules otherwise applicable under Section 4 of the Agreement and this Exhibit only to the extent necessary to cause such allocation to be respected under the Regulations and the remaining portion of such allocation shall not be affected.  In the event of any inconsistency between the Regulations and the provisions of the following Sections (a) through (j), the Regulations shall govern.

(a)                               Loss Limitation Rule.  If any allocation of Losses for any fiscal year otherwise provided in Section 4 of the Agreement or this Exhibit would (if made) cause or increase a deficit balance in the Capital Account of a Member (determined for this purpose by taking into account such Member’s share of Net Distributable Cash and/or Capital Transaction Proceeds in respect of such fiscal year and all other adjustments for such Fiscal Year otherwise required under this Agreement) that exceeds the amount such Member is obligated to restore to the Company pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or 1.704-1(b)(2)(ii)(d) or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) less the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), the amount of Losses otherwise allocable to such Member shall be reduced by the minimum amount necessary to eliminate such deficit.  Any amount of an allocation denied to a Member under the first sentence of this paragraph (a) of this Exhibit shall be reallocated to the Members whose allocations of Losses for such year (determined under this Exhibit) are not affected by this paragraph, such reallocation to be made pro rata in accordance with each Member’s Participation Percentage.

(b)                              Minimum Gain Chargeback.  If during any fiscal year there is a net decrease in Company Minimum Gain (as determined under Regulations Sections 1.704-2(b)(2)), then items of income and gain of the Company shall be allocated to each Member, for such fiscal year (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to each Member’s share of the net decrease in the Company Minimum Gain during such fiscal year in accordance with Regulations Section 1.704-2(g)(2).  This paragraph (b) is intended to comply with the minimum gain chargeback requirement in such Regulations Sections and shall be interpreted consistently therewith.

(c)                               Qualified Income Offset.  If a Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) (modified, as appropriate, by Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)) which causes or increases a negative balance in such Member’s Capital Account (determined for this purpose with the adjustments required under Section (a)), such Member will, to the extent required by Regulations Section 1.704-1(b)(2)(ii)(d), be specially allocated an amount of gross income and/or gain (consisting of a pro rata portion of each item of Company income and gain for such Fiscal Year) sufficient to eliminate such negative balance as quickly as possible;

provided, however, that an allocation pursuant to this paragraph (c) shall be made if and only to the extent that such Member would have a deficit in its Capital Account (determined as aforesaid) after all other allocations provided for in Section 4 of the Agreement and this Exhibit have been tentatively made as if this paragraph (c) were not in this Agreement.

(d)                             Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year of the Company shall be specially allocated to the Members as provided in Regulations Section 1.704-2(e).

(e)                               Member Nonrecourse Deductions.  The Members Nonrecourse Deductions for any fiscal year of the Company shall be specially allocated to the Member that bears the economic risk of loss for such deductions within the meaning of Regulations Sections 1.704-2(i)(1) and 1.752-2 and otherwise as provided in Regulations Section 1.704-2(i).

(f)                                Member Nonrecourse Debt Minimum Gain Chargeback.  If during any fiscal year of the Company there is a net decrease in Member Nonrecourse Debt Minimum Gain, each Member with a share of such Member Nonrecourse Debt Minimum Gain shall be allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(4).  This paragraph (f) is intended to comply with the “partner nonrecourse debt minimum gain” chargeback requirement of such Regulations Sections and shall be interpreted consistently therewith.

(g)                              Excess Nonrecourse Liabilities.  Solely for purposes of determining a Member’s proportionate share of “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Company profits shall be allocated based on the such Member’s Participation Percentage.

(h)                              Sections 732(d), 734(b) and 743(b) Adjustments.  To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 732(d), 734(b) or 743(b) of the Code is required under Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in adjusting Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner that achieves the adjustments to their respective Capital Accounts that are required to be made pursuant to such Section of the Regulations.

(i)                                  Curative Allocations.  The Special Allocations are intended to comply with the requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Special Allocations shall be offset with other Special Allocations and/or with allocations of other items of Company income, gain, loss or deduction pursuant to this Section (i).  Therefore, notwithstanding any other provision of Section 4 of the Agreement and this Exhibit (other than the Special Allocations), Managing Member, with the Members’ approval, shall make such offsetting allocations of Company income, gain, loss or deduction in whatever manner it reasonably determines is appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance which such Member would have had if the Special Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 4 of the Agreement.  In exercising its discretion under this paragraph (i), Managing Member shall take into account future Special Allocations under paragraphs (b) and (f) of this Exhibit that, although not yet made, are likely to offset other Special Allocations previously made under paragraph (d) and (e) of this Exhibit.

(j)                                  Change in Regulations.  If any of the specific Regulations upon which the Special Allocations provided for in this Exhibit are based are hereafter changed or if new Regulations in the opinion of the reputable tax counsel retained by the Company make it necessary to revise the foregoing special allocation rules or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation of Profits, Losses or other tax attributes otherwise provided for in Section 4 of the Agreement would be altered as a result of a challenge thereto by the IRS, the Members agree to make such reasonable amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially affecting the amounts distributable to any Member pursuant to this Agreement.